Exhibit 10.5

THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933

ANIXTER INTERNATIONAL INC. 2017 STOCK INCENTIVE PLAN
20[__] STOCK OPTION AGREEMENT
This Grant is made as of the [Date] day of [Month], 20[__] (“Date of Grant”) by Anixter International Inc., a Delaware corporation (the “Company”), to [First Name] [Last Name] (“Participant”) pursuant to the Anixter International Inc. 2017 Stock Incentive Plan (the “Plan”).
Section 1. Stock Option Grant. On the terms and conditions stated herein and the provisions of the Plan, the Company hereby grants to Participant an Option to purchase from the Company ______ shares of Common Stock, at the exercise price of $____ per share, and on the schedule described below. Unless terminated earlier pursuant to this Agreement, the Option shall expire on [Month] [Day], 20[__] (the “Expiration Date”).
Section 2.     Vesting and Forfeiture.
(a)    Except as set forth in (b) and (c) below and in Section 6, the Option shall become vested and exercisable for one third of the shares on [Month] [Day], 20[__], one third of the shares on [Month] [Day], 20[__] and one third of the shares on [Month] [Day], 20[__], in each case subject to and conditioned on Participant’s continued employment with the Company or its affiliates through the applicable vesting date.
(b)    If Participant’s employment with the Company and all affiliates terminates for any reason, the unvested portion of the Option shall be forfeited as of the date of such employment termination, and the vested but unexercised portion of the Option shall continue to be exercisable as follows:
(i)    If Participant’s termination of employment is for any reason other than retirement, death or Cause, until the earlier of 90 days after the employment termination date or the Option’s Expiration Date; provided that if Participant dies before such date, the Option may be exercised until the earlier of 12 months after Participant’s death or the Option Expiration Date.
(ii)    If termination of employment is due to Participant’s retirement, until the earlier of 12 months after the date of retirement or the Option’s Expiration Date; provided that if Participant dies before such date, the Option may be exercised until the earlier of 15 months after the date of Participant’s retirement or the Option’s Expiration Date. For this purpose, “retirement” means Participant’s termination from employment with the Company and all affiliates for any reason other than Cause when Participant is 55 or older.
(iii)    If Participant’s termination of employment is due to Participant’s death, until the earlier of 12 months after Participant’s death or the Option’s Expiration Date.
(c)    If termination of employment is for Cause, the vested and unvested portions of the Option shall terminate on the date of Participant’s termination of employment. For purposes of this Section 2, “Cause” means (i) Participant’s willful and continued failure to substantially perform Participant’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), after a written demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes Participant has failed to perform his or her duties, and after Participant has failed to resume substantial performance of Participant’s duties on a

[First Name] [Last Name]
20[__] Stock Option Agreement

continuous basis within 30 days of receiving such demand; (ii) the Committee’s determination, in good faith, that Participant has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the Company that are demonstrably and materially injurious to the Company or (iii) a plea of guilty or nolo contendere by Participant, or conviction of Participant, for a felony under federal or state law.

Section 3.     Exercise of Option.
(a)    Written notice of an election to exercise any portion of the vested Option shall be given by Participant, or Participant’s personal representative in the event of Participant’s death, in accordance with procedures established by the Committee as in effect at the time of such exercise.
(b)    At the time of exercise of the Option, Participant must pay the purchase price for the shares of Common Stock with respect to which the Option is exercised. In addition, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any shares of Common Stock must also accompany the purchase price; provided that the Company may permit payment of additional amounts of withholding up to the maximum statutory rate. Payment of the purchase price and taxes can be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom Participant has submitted an exercise notice and irrevocable instructions to deliver the amount to the Company from the proceeds of the sale of shares subject to the Option, (iii) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option having an aggregate Fair Market Value equal to the amount of the purchase price and/or tax to be withheld, or (iv) by delivering previously acquired shares of Common Stock that have an aggregate Fair Market Value on the date of exercise equal to the amount of the purchase price and/or tax to be withheld.
Section 4.     Option Not Transferable. The Option may be exercised only by Participant during his lifetime and may not be transferred other than by will or the applicable laws of descent or distribution. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.
Section 5.     Right of Recoupment. The Grant of the Option is expressly made subject to and conditioned on the “Right of Recoupment” provisions in the Plan.
Section 6.     Change in Control. In the event of a Change in Control, as defined in the Plan, the Option shall become fully vested and exercisable immediately prior to the Change in Control.
Section 7.     Administration. The Option shall be exercised in accordance with such administrative regulations as the Committee shall from time to time adopt.
Section 8.     Delivery of Shares. Upon exercise of the Option and payment of the purchase price and tax withholding, certificates for shares of Common Stock shall be distributed to Participant. In its sole discretion, the Company may reflect the issuance of shares on a non-certificated basis via book-entry in the records of the Company’s transfer agent.

[First Name] [Last Name]
20[__] Stock Option Agreement

Section 9.     Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, assigns and personal representatives.
Section 10.     Specific Performance. In the event of a breach of this Agreement by any party hereto, any other party hereto shall be entitled to secure specific performance of this Agreement in any court of competent jurisdiction.
Section 11.     Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, addressed (a) if to Company at:
2301 Patriot Boulevard
Glenview, Illinois 60026
Attn: General Counsel

or at such address as the Company will have furnished to Participant in writing, or (b) if to Participant at:
then current address in the records of the Company

or at such other address as Participant will have furnished to the Company in writing in accordance with this Section.
All notices and other communications to be given hereunder shall be given in writing. Except as otherwise specifically provided herein, all notices and other communications hereunder shall be deemed to have been given if personally delivered to the party being served, or two business days after mailing thereof by registered mail, return receipt requested, postage prepaid, to the requisite address set forth above (until notice of change thereof is served in the manner provided in this Section).
Section 12.     No Right to Employment. Nothing in this Agreement or in the act of granting the Option to Participant shall give Participant any rights to continue to be employed by the Company.
Section 13.     Plan Document Governs. The Plan provides a complete description of the terms and conditions governing the Grant. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, the Company has caused this Grant to be executed on its behalf by its officer duly authorized to act on behalf of the Company.

ANIXTER INTERNATIONAL INC.
a Delaware corporation

By:
Its: